                                                                    EXHIBIT 2.08

                         AMENDED AND RESTATED AGREEMENT

  AGREEMENT, dated as of June 23, 1998, and amended and restated as of October 9, 1998, by and among AT&T Corp., a New York corporation ("Parent"), on the one hand, and Dr. John C. Malone, a resident of Colorado, individually and in any Representative Capacity (as defined in Schedule I to this Agreement) ("JM"), and Leslie Malone, a resident of Colorado, individually and in any Representative Capacity ("LM," and together with JM, the "Stockholders"), on the other hand.

  WHEREAS, concurrently herewith, Parent, Italy Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Tele-Communications, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Restructuring and Merger (as amended or supplemented from time to time, the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

  WHEREAS, as of February 9, 1998, the Stockholders own and/or have the power to vote, as applicable, the number and type of Shares (as defined below) set forth in Schedule I hereto;

  WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, duly and validly approved and adopted the Merger Agreement and approved this Agreement, and such approval and adoption have not been withdrawn;

  WHEREAS, approval of the Merger Agreement by the Company's stockholders is a condition to the consummation of the Merger; and

  WHEREAS, as a condition to its entering into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement;

  NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

  Section 1. Agreement to Vote. (a) Provided that Parent has not breached or violated Section 4(b) hereof, each Stockholder hereby agrees to attend the Stockholders Meeting of the Company (or any other meeting of stockholders of the Company at which the matters contemplated by the Merger Agreement or this Agreement are to be presented to a vote of stockholders of the Company), in person or by proxy, and to vote (or cause to be voted) all Shares and any other voting securities of the Company (including any such securities acquired hereafter but excluding any Shares or other securities the Stockholder has the right to acquire but has not acquired) that such Stockholder directly or indirectly owns or has the right to vote or direct the voting (collectively, the "Covered Shares"), for approval and adoption of the Merger Agreement, the Merger and any related action reasonably required in furtherance thereof, such agreement to vote to apply also to any adjournment or adjournments or postponement or postponements of the Stockholders Meeting of the Company (or any such other meeting). Each Stockholder hereby further agrees that until the Termination Date (as defined below), he or she shall, from time to time, in connection with any consent solicitation relating to the Merger Agreement, timely execute and deliver (or cause to be timely executed and delivered) a written consent with respect to any Covered Shares in favor of the approval and adoption of the Merger Agreement, the Merger and any action required in furtherance thereof.

  (b) From and after the date hereof until the Termination Date, each Stockholder hereby agrees to vote (or cause to be voted) any Covered Shares against any Takeover Proposal and any related action reasonably required in furtherance thereof, at any meeting of stockholders of the Company (including any adjournments or postponements thereof) called to consider and vote on any Takeover Proposal. Each Stockholder further agrees that, until the Termination Date, in connection with any consent solicitation relating to a Takeover Proposal, such Stockholder will timely execute and deliver (or cause to be timely executed and delivered) a written consent with respect to any Covered Shares against any Takeover Proposal as contemplated by the immediately preceding sentence. For purposes hereof, the term "Termination Date" shall mean the first to occur of (a) the 9 month anniversary of the date of termination of the Merger Agreement, (b) the date of consummation of the Merger and (c) the date of any breach or violation of Section 4(b) by Parent; provided, however, that in the event that the Merger Agreement is terminated after the Parent Charter Amendment and the issuance of Parent Shares in the Merger has been submitted to the vote of the stockholders of Parent at the Parent Stockholders Meeting and not approved and adopted by the requisite holders of Parent Common Shares at such meeting, or if the Merger Agreement is terminated as a result of the failure of the Merger to be consummated because of the failure of the condition in Section 8.1(b) or Section 8.2(e) to be satisfied, the Termination Date shall be the date of termination of the Merger Agreement.

  (c) To the extent inconsistent with the foregoing provisions of this Section 1, each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder's Covered Shares; provided, however, that the foregoing shall not be deemed to affect the rights of the Magness Group (as defined in the Stockholders Agreement (as defined below)) under that certain Stockholders Agreement, dated as of February 9, 1998, by and among the Company, the Stockholders and the members of the Magness Group parties thereto (the "Stockholders Agreement"), it being agreed that JM shall assert his right under such agreement to vote Covered Shares held by the Magness Group in accordance with this Agreement.

  (d) Subject to Section 5(b), each Stockholder agrees to, and to cause its affiliates to, cooperate reasonably with Parent and the Company in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

  (e) Nothing herein contained shall (i) restrict, limit or prohibit JM from exercising (in his capacity as a director or officer) his fiduciary duties to the stockholders of the Company under applicable Law, or (ii) require JM, in his capacity as an officer of the Company, to take any action in contravention of, or omit to take any action pursuant to, or otherwise take or refrain from taking any actions which are inconsistent with, instructions or directions of the Board of Directors of the Company undertaken in the exercise of its fiduciary duties, provided that nothing in this Section 1(e) shall relieve or be deemed to relieve JM from his obligations under Sections 1 or 2 of this Agreement.

  Section 2. Disposition of Shares. From and after the date hereof until the Termination Date, each Stockholder hereby agrees that such Stockholder will not directly or indirectly sell, pledge, encumber, grant any proxy or enter into any voting or similar agreement with respect to, transfer or otherwise dispose of (collectively, "Transfer"), or agree or contract to Transfer, any Covered Shares (or any interest therein) with respect to which a Stockholder directly or indirectly controls the right to Transfer; provided, however, that (i) JM shall be entitled to sell (directly or indirectly) (x) from the date hereof until the date of termination of the Merger Agreement, up to an aggregate of 2,000,000 Shares, and (y) from the date of termination of the Merger Agreement to the Termination Date, up to an aggregate of an additional 3,000,000 Shares, and (ii) JM shall be entitled to pledge and encumber Shares as provided in Exhibit A.

  Section 3. Securities Act Covenants and Representations. Each Stockholder hereby agrees and represents to Parent as follows:

    (a) Such Stockholder has been advised that the offering, sale and delivery of Parent Common Shares and Parent VP Tracking Shares pursuant to the Merger will be registered under the Securities Act on a Registration Statement on Form S-4. Such Stockholder has also been advised, however, that to the extent such Stockholder is considered an "affiliate" of the Company at the time the Merger Agreement is submitted for a vote of the stockholders of the Company, any public offering or sale by such Stockholder of any Parent Common Shares or Parent VP Tracking Shares received by such Stockholder in the Merger will, under current law, require either (i) the further registration under the Securities Act of any Parent Common Shares or Parent VP Tracking Shares to be sold by such Stockholder,
  (ii) compliance with

  Rule 145 promulgated by the SEC under the Securities Act or (iii) the availability of another exemption from such registration under the Securities Act. Such Stockholder agrees to execute and deliver an Affiliate Letter as contemplated by the Merger Agreement.

    (b) Such Stockholder has read this Agreement and the Merger Agreement and has discussed their requirements and other applicable limitations upon such Stockholder's ability to sell, transfer or otherwise dispose of Parent Common Shares or Parent VP Tracking Shares, to the extent such Stockholder believed necessary, with such Stockholder's counsel or counsel for the Company.

    (c) Such Stockholder also understands that stop transfer instructions will be given to Parent's transfer agents with respect to Parent Common Shares and Parent VP Tracking Shares and that a legend will be placed on the certificates for the Parent Common Shares and Parent VP Tracking Shares issued to such Stockholder, or any substitutions therefor, to the extent such Stockholder is considered an "affiliate" of the Company at the time the Merger Agreement is submitted for a vote of the stockholders of the Company.

  Section 4. Other Covenants and Agreements.

  (a) Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) or take any other action (or fail to take any other action) if such action (or failure) would materially impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement. Parent agrees to cooperate with each Stockholder in connection with any filings required to be made by such Stockholder in connection with the Merger and the transactions contemplated thereby.

  (b) Parent shall not require, nor shall any provision of this Agreement be deemed to require, any Stockholder to agree in his or her capacity as a stockholder, and shall not agree on behalf of any Stockholder in such Stockholder's capacity as a stockholder, to the inclusion in any Authorization required in connection with the Merger or the other transactions contemplated by the Merger Agreement of any restriction on any Stockholder's exercise and enjoyment in his and her capacity as a stockholder of full rights of ownership of Parent Shares to be acquired in the Merger (including, without limitation, the voting rights related thereto); provided however that the foregoing shall not limit or reduce any of the obligations of the Company pursuant to the Merger Agreement or otherwise alter the rights and obligations of the parties pursuant to the Merger Agreement or apply to any matters set forth in the Merger Agreement relating to the Company or any of its Subsidiaries or their respective assets, businesses or properties.

  Section 5. Representations and Warranties of Parent. Parent represents and warrants, severally and not jointly, to each Stockholder as follows: Each of this Agreement and the Merger Agreement has been approved by the Board of Directors of Parent, and the Merger Agreement has been approved by the Board of Directors of Merger Sub and by Parent as the sole stockholder of Merger Sub, in each case representing all necessary corporate action on the part of Parent and Merger Sub, except for the approval of Parent's stockholders contemplated by the Merger Agreement. Each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer of Parent and, in the case of the Merger Agreement, Merger Sub. Each of this Agreement and the Merger Agreement constitutes a valid and binding agreement of Parent and, in the case of the Merger Agreement, Merger Sub, enforceable against Parent and, in the case of the Merger Agreement, Merger Sub.

  Section 6. Representations and Warranties of the Stockholders. (a) Each Stockholder represents and warrants to Parent as follows: Such Stockholder has the power and authority to execute and deliver this Agreement. This Agreement has been duly executed and delivered by such Stockholder. This Agreement constitutes the valid and binding agreement of such Stockholder. Except as provided in Exhibit A, such

Stockholder has the full power and authority to vote, or execute a consent, with respect to, all Covered Shares as contemplated hereby. The securities of the Company listed next to the name of such Stockholder on Part A of Schedule I hereto are the only securities of the Company owned by such Stockholder and over which such Stockholder has the power to vote (or direct the voting), the securities of the Company listed next to the name of such Stockholder on Part B of Schedule I hereto are the only securities of the Company owned by such Stockholder over which such Stockholder does not have the power to vote (or direct the voting), and the securities of the Company listed next to the name of such Stockholder on Part C of Schedule I hereto are the only securities of the Company not owned by Stockholder but over which such Stockholder has the power to vote (collectively, the "Shares").

  (b) Except as provided in Exhibit A, each Stockholder is the lawful owner of the Shares listed on Parts A and B of Schedule I as owned by it, free and clear of all liens, charges, encumbrances and commitments of every kind, other than this Agreement, and each Stockholder has the power to vote (including by an irrevocable power to vote or execute a consent) the Shares listed on Parts A and C of Schedule I. The execution and delivery by such Stockholder of this Agreement does not violate or breach any law, contract, instrument, agreement or arrangement to which such Stockholder is a party or by which such Stockholder is bound. Since February 9, 1998 through the date hereof, the Stockholders' have not sold more than 500,000 Shares in the aggregate.

  Section 7. Effectiveness. It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been duly adopted and approved and executed and delivered by the parties thereto, but the termination of the Merger Agreement shall not impair the effectiveness of this Agreement except to the extent expressly set forth herein. No action by the Company pursuant to Section 7.2 of the Merger Agreement (or any other provision of the Merger Agreement) other than actions that give rise to a Termination Date shall relieve or be deemed to relieve the Stockholders from their obligations under this Agreement.

  Section 8. Miscellaneous.

  (a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or one day after being mailed by courier service that guarantees overnight delivery, in each case to the applicable addresses set forth below:

    If to Parent:

      AT&T Corp.
      295 North Maple Avenue
      Basking Ridge, New Jersey  07920
      Attn: Vice President-Law and Corporate Secretary
      Telecopy: (908) 221-6618

    with a copy to:

      Richard D. Katcher, Esq.
      Steven A. Rosenblum, Esq.
      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York  10019
      Telecopy: (212) 403-2000

    If to the Stockholders:

      John C. Malone
      Tele-Communications, Inc.
      5619 DTC Parkway
      Englewood, Colorado  80111

    with a copy to:

      Baker & Botts
      599 Lexington Avenue
      New York, NY  10022
      Attn: Frederick H. McGrath
      Telecopy: (212) 705-5125

or to such other address as such party shall have designated by notice so given to each other party.

  (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Parent and each Stockholder.

  (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation in the case of Parent any corporate successor by merger or otherwise, and in the case of a Stockholder any trustee, executor, heir, legatee or personal representative succeeding to the ownership of (or power to vote) such Stockholder's Covered Shares or other securities subject to this Agreement (including as a result of the death, disability or incapacity of a Stockholder).

  (d) Entire Agreement. This Agreement (together with the Merger Agreement) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Merger Agreement.

  (e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

  (f) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

  (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his or her right to exercise any such or other right, power or remedy or to demand such compliance.

  (i) No Third Party Beneficiaries; Severability. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto. The obligations of each Stockholder hereunder are several and not joint and neither Stockholder shall be liable for the actions of the other Stockholder.

  (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (j) and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the States of Delaware or New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

  (k) Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the General Corporation Law of the State of Delaware to the fullest extent possible.

  (l) Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

  (m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

  (n) Expenses. Parent and each Stockholder shall bear its, his or her own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          AT&T CORP.

                                                  /s/ Daniel E. Somers
                                          By: _________________________________
                                              Name: Daniel E. Somers
                                              Title: Senior Executive Vice
                                              President

                                                   /s/ John C. Malone
                                          _____________________________________
                                                         John C. Malone

                                                    /s/ Leslie Malone
                                          _____________________________________
                                                         Leslie Malone

                                                                      SCHEDULE I

                               SHARE OWNERSHIP/1/

                             As of February 9, 1998

PART A--SHARES OWNED AND VOTED

                                                        LIBERTY MEDIA
                                       TCI GROUP            GROUP       TCI VENTURES GROUP
                                   ------------------ ----------------- ------------------
                                                      CLASS
                          CLASS B  CLASS A  CLASS B     A     CLASS B   CLASS A  CLASS B
NAME OF STOCKHOLDER      PREFERRED SHARES    SHARES   SHARES   SHARES   SHARES    SHARES
-------------------      --------- ------- ---------- ------ ---------- ------- ----------
JM......................  266,700    146   21,186,999     81 12,501,217   -0-   21,241,254
LM......................    6,900    -0-      784,892 12,726    439,875   -0-      793,240
                          -------    ---   ---------- ------ ----------   ---   ----------
Total...................  273,600    146   21,971,891 12,807 12,941,092   -0-   22,034,494
                          =======    ===   ========== ====== ==========   ===   ==========

PART B--SHARES OWNED BUT NOT VOTED
                                                        LIBERTY MEDIA
                                       TCI GROUP            GROUP       TCI VENTURES GROUP
                                   ------------------ ----------------- ------------------
                                                      CLASS
                          CLASS B  CLASS A  CLASS B     A     CLASS B   CLASS A  CLASS B
NAME OF STOCKHOLDER      PREFERRED SHARES    SHARES   SHARES   SHARES   SHARES    SHARES
-------------------      --------- ------- ---------- ------ ---------- ------- ----------
JM......................    -0-      -0-      -0-      -0-      -0-       -0-      -0-
LM......................    -0-      -0-      -0-      -0-      -0-       -0-      -0-
                          -------    ---   ---------- ------ ----------   ---   ----------
Total...................    -0-      -0-      -0-      -0-      -0-       -0-      -0-
                          =======    ===   ========== ====== ==========   ===   ==========

PART C--SHARES VOTED BUT NOT OWNED
                                                        LIBERTY MEDIA
                                       TCI GROUP            GROUP       TCI VENTURES GROUP
                                   ------------------ ----------------- ------------------
                                                      CLASS
                          CLASS B  CLASS A  CLASS B     A     CLASS B   CLASS A  CLASS B
NAME OF STOCKHOLDER      PREFERRED SHARES    SHARES   SHARES   SHARES   SHARES    SHARES
-------------------      --------- ------- ---------- ------ ---------- ------- ----------
JM......................    -0-      -0-   18,204,656  -0-   14,292,719   -0-   20,405,394
LM......................    -0-      -0-      -0-      -0-      -0-       -0-      -0-
                          -------    ---   ---------- ------ ----------   ---   ----------
Total...................    -0-      -0-   18,204,656  -0-   14,292,719   -0-   20,405,394
                          =======    ===   ========== ====== ==========   ===   ==========

--------
/1/Includes shares to the extent beneficially owned by such Stockholder in a Representative Capacity. For purposes of this Agreement, "Representative Capacity" means as proxy, an executor or administrator of any estate, a trustee of any trust or in any other fiduciary or representative capacity (other than as trustee or administrator of any employee benefit plan) if such Person, in such capacity, directly or indirectly possesses the power to vote or dispose or direct the voting of any Shares.

                                                                       EXHIBIT A

JM may, at any time and from time to time, pledge up to an aggregate of 30 million Shares to banks or other financial institutions to secure indebtedness. Such pledges and loans are or will be on customary terms and conditions and do not and will not interfere with the ability of JM to vote or otherwise comply with his obligations hereunder in any material respect except as set forth in the following sentence. Such pledges and loans, with respect to up to an aggregate of 22 million Shares, may contain terms that permit the banks or other financial institutions, in the event of a default, to sell the pledged Shares free and clear of any obligations or restrictions under this Voting Agreement and, in the event of such a sale, the parties agree that the obligations and restrictions set forth in this Voting Agreement shall not apply to such Shares; provided, that the terms of any such pledge or loan shall require the applicable banks or financial institutions to convert any Series B Shares to Series A Shares prior to any such sale; and provided, further, that in the event that any such pledge or loan contains such provisions, JM shall use his best efforts to avoid and prevent the occurrence of any default under such pledge or loan.

The shares of Series B TCI Group Common Stock, Series B Liberty Media Group Common Stock and Series B TCI Ventures Group Common Stock owned by the Stockholders are subject to the provisions of a call agreement, dated as of February 9, 1998, among the Stockholders and TCI.